Exhibit 99.1

Media Contact: Joan Palm
U.S. Telephone: 651.310.2685
E-mail: joan.palm@stpaul.com

Investor Contact: Laura Gagnon
U.S. Telephone: 651.310.7696
E-mail: laura.gagnon@stpaul.com

January 28, 2004
For Immediate Release

The St. Paul Companies Reports Fourth Quarter and Full-Year 2003 Results

SAINT PAUL, Minn. - The St. Paul Companies (NYSE: SPC) today announced fourth-quarter 2003 net income of $52 million, or $0.21 per share, including a previously announced fourth-quarter after-tax Health Care reserve charge of $228 million, or $0.98 per share. Net income for fourth-quarter 2002 was $244 million, or $1.02 per share. Fourth-quarter 2003 operating earnings (which include the Health Care charge) were $9 million, or $0.02 per share, versus $194 million, or $0.81 per share, for the same 2002 period.

Fourth-quarter 2003 highlights also included:
o	A 13.0 percent increase in total revenues, to $2.32 billion
o	Ongoing segments’ net earned premiums were $1.83 billion, up 22.8 percent, and net written premiums were $1.86 billion, up 24.6 percent
o	Ongoing segments’ statutory combined ratio of 89.5, improved from 100.1
o	An 18.8 percent increase in Nuveen Investments’ contribution to earnings, to $32 million

The company’s annual net income return on average equity was 11.1 percent, and annual operating earnings return on average adjusted equity was 11.6 percent.

	Three Months Ended December 31		Twelve Months Ended December 31
($ in millions, except per share amounts,	2003	2002	2003	2002
net of tax)
Operating earnings	$9	$194	$620	$290
Net realized investment gains (losses)	57	56	79	(41)
Cumulative effect of accounting change	--	--	(21)	(6)
Discontinued operations	(14)	(6)	(17)	(25)
Net income	$52	$244	$661	$218

Net income per diluted share	$0.21	$1.02	$2.72	$0.92
Operating earnings per diluted share	$0.02	$0.81	$2.55	$1.24

Jay Fishman, Chairman and Chief Executive Officer, said: "Our performance in 2003 continued to reaffirm the strategic course we set in late 2001. Our ongoing businesses produced strong and improving results, thanks to our continued focus on profitable growth, disciplined underwriting and expense consciousness. However, losses in our runoff businesses dampened overall insurance underwriting results. Nuveen Investments recorded solid performance: its ninth consecutive year of record earnings.

"The fourth quarter continued to reflect our success in establishing a premier general commercial business. In our Commercial Lines segment, Small Commercial net written premiums totaled $741 million for the year and generated $276 million of new business, closing in on our initial strategic goal of creating a $1 billion business. Middle Market finished the year with $1.6 billion of net written premiums and generated $541 million of new business. In our Specialty Commercial segment, net written premiums totaled $4.9 billion for 2003 and added $891 million of domestic new business during the year, continuing to demonstrate its unique franchise value.

"We continue to be tremendously excited about the announcement in November 2003 of our plans to merge with Travelers. The combined company, to be named The St. Paul Travelers, would be the second largest commercial insurer and eighth largest personal lines insurer in the United States. We have made substantial progress in preparing for the merger, including the appointment of executive leadership and senior management for the combined organization," Fishman said.

The company expects the merger with Travelers to close during second-quarter 2004. The Federal Trade Commission has already granted early termination of the applicable waiting period under federal antitrust laws, and all state insurance regulatory applications have been filed. The company is seeking approval from 11 states, and the first of six state hearings was held on Jan.12.

2003 Year in Review

Net income was $661 million in 2003, compared to $218 million in 2002, and included net realized investment gains of $79 million, a loss from the cumulative effect of an accounting change of $21 million, and losses in discontinued operations of $17 million.

The St. Paul’s ongoing segments, Commercial Lines and Specialty Commercial, reported net earned premiums of $6.71 billion, an increase of 21.5 percent over 2002. Those same segments’ combined net written premiums grew to $7.33 billion, up 23.6 percent over 2002, in excess of price increases, which averaged in the mid-teens for 2003.

The company announced the acquisition of the right to renew certain business from Kemper Insurance Companies in May of 2003. During 2003, the company wrote approximately $277 million in gross written premiums, $78 million in the fourth-quarter alone, from this transaction. The company expects to write additional premiums from this transaction in 2004.

The company’s statutory combined ratio for ongoing segments for 2003 improved to 91.7 from 95.8 in 2002, with a loss ratio of 63.0 and an expense ratio of 28.7. Underperformance in the surety business was offset by strong underwriting results in all other businesses. For Specialty Commercial, the 2003 statutory combined ratio was 93.3, compared to 97.8 for 2002. For Commercial Lines, the 2003 statutory combined ratio was 88.3, compared to 91.7 for 2002. The overall statutory combined ratio improved to 102.5, from 109.6 for 2002, as the ongoing segments’ strong performance continued to improve.

Net earned premiums in our runoff businesses were $327 million, declining from $1.98 billion for 2002. Net written premiums declined to $215 million from $1.21 billion in 2002. In addition to the previously announced $350 million of prior year medical malpractice reserve increases, there were $153 million of current year losses and a series of other prior year reserve actions. The underwriting results in our Other segment do not include investment income earned on the invested assets held to pay $5.62 billion in estimated claim obligations. In 2004, net earned premiums on those businesses is expected to be immaterial and, as a consequence, the company anticipates current year underwriting losses in this segment to be less than $10 million per quarter.

The total net earned premiums for 2003 were $7.04 billion, down 6.2 percent from $7.50 billion in 2002. Total 2003 net written premiums of $7.54 billion were up 5.6 percent from 2002. Total revenues were $8.85 billion, down 1.9 percent from 2002. Strong premium growth resulted in increased positive cash flow, contributing to net investment income growth in the fourth quarter over the third quarter.

Nuveen Investments comprises the company’s Asset Management segment, which in 2003 contributed $114 million in after-tax net income and operating earnings, up 15.2 percent compared to $99 million in the prior year. Assets under management grew to $95.4 billion at Dec. 31, up 20 percent from a year ago. It was the ninth consecutive year of record earnings for Nuveen.

Total company investments increased to $23.18 billion, from $22.73 billion at year-end 2002. Insurance portfolio assets, at cost, were $21.9 billion compared to $21.5 billion at year-end 2002. Net investment income for the year was $1.12 billion, compared to $1.16 billion for 2002.

The company’s common shareholders’ equity increased to $6.15 billion from $5.68 billion at the end of last year. Reported book value per common share at Dec. 31, 2003, was $26.93 as compared to $25.05 at year-end 2002. Reported book value adjusted to include the company’s investment in Nuveen Investments at after-tax market value was $30.70. The company’s ratio of debt to total capital base was 37.6 percent. The ratio of conventional debt to total capital base improved to 23.9 percent as of Dec. 31, 2003, compared to 24.3 at year-end 2002. The company’s total capital base was $9.98 billion at Dec. 31, 2003, up $627 million from Dec. 31, 2002.

Fourth Quarter Financial Highlights

The company’s ongoing insurance segments’ net earned premiums grew 22.8 percent to $1.83 billion. Total earned premiums for the quarter were $1.80 billion, up 9.1 percent from $1.65 billion in the fourth quarter of 2002, and total revenues were $2.32 billion, up 13.0 percent from $2.06 billion for fourth quarter 2002.

Ongoing insurance segments produced fourth quarter net written premiums of $1.86 billion. Ongoing segments’ net written premiums were up 24.6 percent over the same period of 2002. Total fourth quarter net written premiums of $1.82 billion were up 34.5 percent from the same prior-year period, which included a negative $142 million in net written premiums in the reinsurance segment related to the transfer of that business to Platinum Holdings Limited.

The company’s statutory combined ratio for ongoing segments for the fourth quarter of 2003 was 89.5, with a loss ratio of 61.8 and an expense ratio of 27.7. The overall statutory combined ratio was 120.4, consisting of a loss ratio of 91.8, including 19.4 points from the previously announced $350 million of prior year Health Care reserve increases, and an expense ratio of 28.6.

Nuveen Investments contributed after-tax net income and operating earnings of $32 million in the quarter, up 18.8 percent compared to $27 million in the prior-year period.

In the fourth quarter, our income tax provision was favorably impacted by the $350 million Health Care reserve increase and favorable resolution of prior period IRS audits. This contributed to a net tax benefit of $120 million in the fourth quarter.

Fourth Quarter Property-Liability Operating Overview

The following discussion relates to items that are included in both net income and operating earnings. Underwriting results do not include net investment income.

Specialty Commercial

Specialty Commercial net earned premiums grew 22.9 percent to $1.22 billion. Net written premiums grew 24.9 percent to $1.23 billion. The statutory combined ratio was 92.7, compared to 105.8 for the same period in 2002. This segment yielded pretax underwriting profits of $81 million in the fourth quarter of 2003 and a loss of $93 million in the comparable 2002 period.

Commercial Lines

Net earned premiums were $606 million, growing 22.7 percent over the prior year period. Net written premiums for Commercial Lines increased 23.9 percent to $627 million. The statutory combined ratio decreased to 83.0, compared to 88.5 for the same period of 2002. Fourth-quarter pretax underwriting profit for the segment was $101 million, compared with $51 million for the same period last year.

Other

The company reported pretax underwriting losses of $549 million in this segment in the fourth quarter of 2003, including the previously announced Health Care reserve increase of $350 million, current period underwriting losses of $26 million, an increase in the allowance for uncollectible reinsurance recoverables of $37 million, a $45 million loss provision for incurred but not reported asbestos claims, and prior period reserve increases in other runoff businesses. Underwriting gains were $30 million in the fourth quarter of 2002.

Investments

Net investment income was $285 million in the quarter, compared to $288 million in the fourth quarter of 2002, and up 2.2 percent from $279 million in the third quarter of 2003. Insurance portfolio assets, at cost, were $21.9 billion, up 2.9 percent from Sept. 30, 2003. The average fixed maturity portfolio yield has declined from 5.9 percent at the end of third-quarter 2003 to 5.7 percent at the end of fourth-quarter 2003. The average credit quality of the company’s fixed income investment portfolio remains AA+. After-tax unrealized appreciation of fixed income investments was $592 million, down $94 million from Sept. 30, 2003. Realized investment gains, net of taxes, were $57 million, including after-tax gains of $40 million from the sale of shares of a public company held in our venture capital portfolio and after-tax impairment write-downs of $29 million, compared with realized investment gains, net of taxes, of $56 million in the year-ago period.

Asset Management Operating Overview

Nuveen Investments contributed after-tax net income and operating earnings of $32 million in the quarter, compared to $27 million in the prior-year period. Total assets under management grew to $95.4 billion at the end of the quarter, an increase of 5.9 percent from $90.1 billion at Sept. 30, 2003, and up 20 percent from $79.7 billion at Dec. 31, 2002. Growth in assets under management in 2003 was driven by $9.4 billion in net asset flows and $6.2 billion of asset value appreciation. Nuveen Investments’ gross sales in the fourth quarter were $4.1 billion, with positive net asset flows of $2.2 billion.

Nuveen Investments’ strong revenue and earnings growth in the fourth quarter reflected continuing momentum in retail managed accounts and the introduction of new closed-end, exchange-traded funds over the last 12 months. Current assets under management are balanced among asset classes, with 57 percent in municipal bonds, 30 percent in equities, and 13 percent in taxable income-oriented portfolios. Managed account gross sales totaled $3.3 billion in the quarter, compared with gross sales of $1.9 billion in the same 2002 period. The increase reflected strong demand for value equity portfolios and municipal accounts.

Summary Financial Data

Consolidated Financial Summary

	Three Months Ended December 31		Twelve Months Ended December 31
(In millions, except per share amounts)	2003	2002	2003	2002

Total Revenues	$2,323	$2,055	$8,854	$9,030

Property-Liability Insurance:
Underwriting Result by Segment:
Specialty Commercial	$81	$(93)	$288	$24
Commercial Lines	101	51	235	141
Other	(549)	30	(762)	(874)
Other income (expense)	16	9	(46)	(46)
Net investment income	282	288	1,115	1,161
Total Property-Liability Insurance	(69)	285	830	406
Asset Management	52	43	187	162
Parent and Other	(77)	(62)	(254)	(227)
Pretax Operating Earnings (Loss)	(94)	266	763	341
Income tax expense (benefit)	(103)	72	143	51
Operating Earnings	9	194	620	290
Realized investment gains (losses), net of taxes	57	56	79	(41)
Cumulative effect of accounting change, net of taxes	--	--	(21)	(6)
Discontinued operations, net of taxes	(14)	(6)	(17)	(25)
Net Income	$52	$244	$661	$218

Weighted average common shares outstanding*	228.2	226.6	227.7	215.9
Weighted average diluted common shares outstanding*	233.4	237.7	239.6	226.6

Operating Earnings per diluted share Net of taxes, per diluted share:	$0.02	$0.81	$2.55	$1.24
Realized investment gains (losses)	0.24	0.24	0.33	(0.18)
Cumulative effect of accounting change	--	--	(0.09)	(0.03)
Discontinued operations	(0.05)	(0.03)	(0.07)	(0.11)
Net Income per diluted share	$0.21	$1.02	$2.72	$0.92

* The increase in outstanding shares is due primarily to the company’s issuance of equity in July 2002.

Consolidated Balance Sheet Data

	December 31	December 31
($ in millions, except per share amounts)	2003	2002
Assets:
Investments	$23,180	$22,733
Reinsurance recoverables	7,124	8,300
Other receivables	2,916	3,176
Other assets	6,343	5,750
Total Assets	$39,563	$39,959

Liabilities:
Insurance reserves*	$23,630	$26,428
Debt
Conventional	2,379	2,270
Equity unit related	443	443
Debt related to trusts issuing mandatorily redeemable preferred securities**	928	--
Total Debt	3,750	2,713
Other liabilities	5,958	4,183
Total liabilities	33,338	33,324

Mandatorily redeemable preferred securities**	--	889

Shareholders’ Equity:
Common	6,150	5,681
Preferred	75	65
Total Shareholders’ Equity	6,225	5,746
Total Liabilities and Equity	$39,563	$39,959

Ratio of debt (which includes the mandatorily redeemable preferred securities) to total capital base	37.6%	38.5%
Ratio of conventional debt to total capital base	23.9%	24.3%

Book value per common share	$26.93	$25.05
Book value per common share, adjusted for Nuveen Investments at after-tax market value	$30.70	$28.82

*	Reserves include loss and loss adjustment net reserves of $5.62 billion for Other, as of Dec. 31, 2003, which is primarily comprised of our exited businesses, with a weighted average life of 4.9 years.

**	In conjunction with our partial adoption of FIN 46, "Consolidation of Variable Interest Entities," we deconsolidated the trusts that hold our debt, which issue mandatorily redeemable preferred securities. As a result of this deconsolidation, we no longer report the liability to the holders of the trusts’ securities in the mezzanine section of our balance sheet, but rather report the debt to the trusts, which is slightly greater than the liability to the holders. Prior periods were not restated.

Consolidated Financial Summary, adjusted for the Elimination of the Reporting Lag for Lloyd’s*

	Twelve Months Ended December 31

	Results Prior to Elimination of Reporting Lag*	Impact of Elimination of Reporting Lag*	As Reported
(In millions, except per share amounts)	2003	2003	2003	2002

Total Revenues	$8,748	$106**	$8,854	$9,030

Property-Liability Insurance:
Underwriting Result by Segment:
Specialty Commercial	$289	$(1)	$288	$24
Commercial Lines	235	--	235	141
Other	(714)	(48)	(762)	(874)
Other income (expense)	(56)	10	(46)	(46)
Net investment income	1,110	5	1,115	1,161
Total Property-Liability Insurance	864	(34)	830	406
Asset Management	187	--	187	162
Parent and Other	(254)	--	(254)	(227)
Pretax Operating Earnings	797	(34)	763	341
Income tax expense (benefit)	149	(6)	143	51
Operating Earnings	648	(28)	620	290
Realized investment gains (losses), net of taxes	79	--	79	(41)
Cumulative effect of accounting change, net of taxes	(21)	--	(21)	(6)
Discontinued operations, net of taxes	(17)	--	(17)	(25)
Net Income (Loss)	$689	$(28)	$661	$218

Weighted average common shares outstanding	227.7	227.7	227.7	215.9
Weighted average diluted common shares outstanding	239.6	239.6	239.6	226.6

Operating Earnings and impact per diluted share	$2.67	$(0.12)	$2.55	$1.24
Net Income and impact per diluted share	$2.84	$(0.12)	$2.72	$0.92

*	The elimination of the one-quarter reporting lag for St. Paul at Lloyd’s is discussed in the first quarter 2003 earnings release, available on our web site.
**	Applicable net written premium impact of elimination of the reporting lag was $67 million.

Comment on non-GAAP financial measures

Throughout this press release, the company presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use this financial information in evaluating our performance. In addition to the GAAP presentations of net income and certain statutory reporting information, we show certain non-GAAP financial measures, including operating earnings and operating return on equity.

For each non-GAAP financial measure disclosed, you will find in this document:

•	a definition of the measure;
•	a reconciliation to its most directly comparable GAAP financial measure;
•	an explanation as to why we believe the measure provides useful information to investors regarding our financial condition or results of operations; and
•	to the extent material, we will provide a statement of any additional purposes for which management uses the non-GAAP financial measure.

Non-GAAP financial measures are often not comparable among issuers, and are not a substitute for GAAP information.

Key Terms, Definitions and Reconciliations

Book value per common share, adjusted for Nuveen Investments at after-tax market value (a non-GAAP financial measure):

($ in millions, except per share amounts)	Reported	Impact of Nuveen Investments at market	Book value adjusted for Nuveen Investments at market
Common Shareholders’ Equity	$6,150	$861	$7,011
Common Shares Outstanding	228.4	-	228.4
Book Value per Common Share	$26.93	$3.77	$30.70

The company consolidates Nuveen Investments, then excludes the minority interest. For purposes of calculating the book value per share adjustment in the foregoing table, the pretax difference between the carrying value of our investment in Nuveen Investments and the quarter-end market value of the shares of Nuveen Investments that we own is tax-effected at the statutory rate of 35 percent, and the result is divided by the number of our common shares outstanding. Since a market price is available for the shares of Nuveen Investments, we believe that providing our book value per share adjusted for Nuveen Investments at market is useful supplemental information for investors concerning our financial condition. There can be no assurance that we would receive a price per share similar to the market price if we were to seek to sell our shares of Nuveen Investments.

Total Capital Base: Consists of shareholders’ equity, debt and preferred securities.

($ in billions)	December 31 2003	December 31 2002

Total Capital Base	$9.98	$9.35
Mandatorily redeemable preferred securities (classified as debt as of Sept. 30, 2003)	--	0.89
Debt	3.75	2.71
Shareholders’ equity	$6.23	$5.75

Each of the components of our capital base (other than a modest amount of short-term debt) supports our operations over the longer term, and we believe that showing a combined capital base is useful information to investors evaluating our financial condition.

Catastrophe Losses: Effective Jan. 1, 2003, the company changed its disclosure in that it no longer classifies all losses defined as catastrophes by the Insurance Services Office (ISO) as "catastrophe losses." The company revised its definition of losses reported as "catastrophes" to include only those events that generate losses beyond a level normally expected in its business. This revised definition has no impact on recorded results.

Ratio of conventional debt to total capital base (a non-GAAP financial measure): Conventional debt is a non-GAAP financial measure which is calculated as total debt excluding both the debt associated with trusts issuing mandatorily redeemable preferred securities, and the debt associated with the equity units. In August 2005 the holders of the equity units, of which the debt associated with the equity units is a part, are obligated to purchase for an amount equal to the principal amount of the debt a number of shares of our common stock determined pursuant to a settlement formula specified in the forward contracts that are part of the equity units. The deconsolidation of trusts holding our debt, which issue mandatorily redeemable preferred securities as a result of FIN 46, resulted in less comparability between periods. This is not a new issuance of debt and it does not change our view of capitalization. In light of the special characteristics of both th e equity units and the mandatorily redeemable preferred securities, the company believes that the ratio of conventional debt to total capital base presents useful supplemental information to investors concerning its financial strength.

	December 31 2003	December 31 2002
Ratio of conventional debt to total capital base	23.9%	24.3%
Impact of (1) debt held by trusts issuing mandatorily redeemable preferred securities and (2) debt associated with equity units	13.7%	14.2%
Ratio of debt to total capital base	37.6%	38.5%

Statutory Expense Ratio (a statutory financial measure): The company uses the statutory definition of expenses in calculating expense ratios disclosed. Expenses are divided by net written premiums to arrive at the expense ratio. "Statutory" expenses differ from "GAAP" expenses primarily with regard to policy acquisition costs, which are not deferred and amortized for statutory purposes, but rather recognized as incurred. In addition, the GAAP expense ratio uses net earned premiums rather than net written premiums as the denominator.

Statutory Loss Ratio (a statutory financial measure): The company uses the statutory definition of loss ratio. This ratio is calculated by dividing losses and loss adjustment expenses incurred by net earned premiums. Net earned premiums and losses and loss adjustment expenses, are both GAAP and statutory measures.

Statutory Combined Ratio (a statutory financial measure): The sum of the statutory expense ratio and the statutory loss ratio.

Net Written Premiums (a statutory financial measure) and Net Earned Premiums (a GAAP financial measure): Net written premiums are a statutory measure of premium volume that differs from the net earned premiums reported in our GAAP statement of operations. Written premiums for a period can be reconciled to earned premiums by adding or subtracting the change in unearned premium reserves in the period.

Operating Earnings (a non-GAAP financial measure): The company uses operating earnings to evaluate The St. Paul’s performance. "Operating earnings" shows net income excluding certain items that are volatile and that we believe may distort the analysis of trends in our business. Operating earnings consist of net income excluding after-tax realized gains and losses, after-tax income (or loss) from discontinued operations, and the after-tax cumulative effect of accounting changes, each of which may be highly variable from period to period. Although the investment of premiums to generate investment income and realized capital gains (or losses) is an integral part of the company’s insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can result from other than temporary declines in value without actual realization. We believe that the level of realized gains or losses for any particular period is not indicative of the performance of our ongoing underlying business operations in a particular period. Results of discontinued operations are not relevant to an assessment of our continuing operations, and changes in accounting principles are not related to our underlying operations. Providing only a GAAP presentation of net income makes it more difficult for users of our financial information to evaluate the company’s success or failure in our basic business and may lead to incorrect or misleading assumptions and conclusions. We understand that the equity analysts who follow the company focus on operating earnings in their analyses for the reasons discussed above. The excluded items may be material in a period. The company provides Operating Earnings to investors so that they have what management believes to be a useful supplement to GAAP information concerning the company’s performance.

Annualized Operating Return on Average Adjusted Equity (a non-GAAP financial measure): In calculating operating return on equity, the company (1) uses operating earnings, as defined above, less preferred dividends and (2) excludes from average equity the average unrealized appreciation or depreciation on fixed income securities, net of tax. Preferred dividends are excluded so that the returns represent only returns available to common shareholders. Unrealized appreciation (depreciation) is primarily the result of interest rate movements and the resultant valuation impact on fixed income securities generally held to maturity. Such appreciation (depreciation) is not related to management actions or operational performance, nor is it likely to be realized. Therefore, the company believes excluding this unrealized appreciation ( depreciation) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated using beginning plus ending values for the period, and dividing by two. We believe that operating return on average adjusted equity is useful to investors evaluating our performance because it is a measure of return that is calculated based on operating earnings (which exclude volatile items that can distort trends as discussed earlier) and common shareholders’ equity adjusted to eliminate increases and decreases that primarily result from interest rate changes that are beyond management’s control.

Operating Return on Average Adjusted Equity Reconciliation

($ in millions)	Twelve months ended December 31, 2003

Operating return on equity	11.6%

Operating earnings available to common shareholders	$612
Preferred dividends	8
Operating earnings	620
Realized gains	79
Cumulative effect of accounting change	(21)
Discontinued operations	(17)
Net income	$661

Average adjusted equity	$5,267
Average unrealized appreciation	649
Average common equity	$5,916

Underwriting Results By Segment (a GAAP financial measure): Our reported underwriting results are our best measure of profitability for our property-liability underwriting segments and accordingly are disclosed in the footnotes to our financial statements required by SFAS No.131 Disclosures about Segments of an Enterprise and Related Information. Underwriting results are calculated by subtracting incurred losses and loss adjustment expenses and underwriting expenses (as adjusted for items such as the impact of deferred policy acquisition costs) from net earned premiums. We do not allocate net investment income to our respective underwriting segments.

ABOUT THE ST. PAUL COMPANIES

The St. Paul Companies is headquartered in Saint Paul, Minnesota, and provides commercial property-liability insurance and asset management services. The St. Paul reported 2002 revenue from continuing operations of $8.92 billion and total assets of $39.96 billion, and ranks No. 207 on the 2002 Fortune 500 list of largest U.S. companies. For additional information about The St. Paul’s quarterly results, go to the Investor Relations section of The St. Paul’s Web site: www.stpaul.com.

Forward Looking Statements

Certain statements made by the company in this release may constitute forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: competitive considerations, including the ability to implement price increases; the frequency and severity of catastrophic events, including the risk of large losses from man-made catastrophes such as terrorist attacks; our achievement of planned expense savings; the timing and impact of our exiting of certain types of business; changes in the demand for, pricing of, or supply of reinsurance or insurance; uncertainties relating to reinsurance recoverables; increased competitive pressure; the loss of significant customers; worse than anticipated loss developments from business written in prior years; the risk of greater than expected losses in our Other segment; loss es due to foreign currency exchange rate fluctuations and losses in our investment portfolio; the risk that losses related to credit-sensitive products, including surety bonds, could be material in the event of a sustained economic downturn or adverse developments affecting large surety customers; changes in our estimate of insurance industry losses resulting from the Sept. 11, 2001, terrorist attack; the potential impact of the global war on terrorism and Federal solutions to make available insurance coverage for acts of terrorism; regulatory developments; general economic conditions, including changing interest rates, rates of inflation and the performance of the financial markets; judicial decisions and rulings; risks relating to the approval by the bankruptcy court of the settlement of the Western MacArthur matter; changes in domestic and foreign laws, regulations and taxes, including risks relating to possible Federal legislation regarding asbestos related claims; effects of acquisitions and divestiture s; and various other factors. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

All financial results herein are unaudited as of the date of this release.